As of October 31, 2013, the following persons or entities now own more than 25% of a funds voting security.

Person/Entity

HSBC FRONTIER MARKETS FUND
WELLS FARGO BANK NA 		54.86%

HSBC RMB FIXED INCOME FUND
HSBC GLOBAL ASSET MANAGEMENT
USA INC				79.04%



As of October 31, 2013, the following
persons or entities no longer own
more than 25% of a funds voting security.


HSBC FRONTIER MARKETS FUND
HSBC GLOBAL ASSET
MANAGEMENT USA	 	23.36%

HSBC INCOME STRATEGY FUND
NFS LLC			 	22.25%